Exhibit 99.1

Life Storage, Inc. Reports Third Quarter Results

BUFFALO, N.Y.--(BUSINESS WIRE)--November 2, 2016--Life Storage, Inc. (NYSE:LSI) (formerly Sovran Self Storage, Inc.), a self storage real estate investment trust (REIT), reported operating results for the quarter ended September 30, 2016.

The Company incurred a loss for the third quarter of 2016 of $4.7 million or $0.10 per fully diluted common share. This compares to net income of $31.5 million in the third quarter of 2015, or $0.88 per fully diluted common share. The loss in the third quarter of 2016 was attributable to one time transaction expenses associated with the Company’s acquisition of LifeStorage, L.P. and the related financing costs.

Highlights for the 3rd Quarter Included:

  Increased same store revenue by 4.5% and net operating income ("NOI")(1) by 5.8% as compared to the third quarter of 2015.
  Grew same store average occupancy for the quarter by 30 basis points to 92.3% compared to the same period in 2015 and quarter-end occupancy by 50 basis points to 91.9% at September 30, 2016.
  Achieved adjusted funds from operations (“FFO”)(2) per fully diluted common share of $1.34.
  Paid a quarterly dividend of $0.95 per share of common stock.
  Issued $200 million of 12 year unsecured term notes at a fixed rate of 3.67% on July 21, 2016.

LifeStorage Acquisition and Integration Update:

  Completed the previously announced acquisition of 83 LifeStorage properties for $1.3 billion on July 15, 2016.
  Integration of onsite personnel and Company platforms were completed with minimal disruption.
  Operations are on track to meeting original 2017 underwriting.
  Lack of aggressive property management between the announcement and close of the acquisition resulted in less active rent roll management and property maintenance that the Company expects to have corrected by the end of the fourth quarter 2016.
  Changed the Company name from Sovran Self Storage, Inc. to Life Storage, Inc. and announced its intention to rebrand all Uncle Bob’s Self Storage locations to Life Storage®. The rebranding of the portfolio is expected to be complete by April 2017.

Funds from operations for the quarter were $0.79 per fully diluted common share compared to $1.29 for the same period last year. Absent $25.2 million of acquisition related costs (including $15.5 million of loan defeasance and pre-payment penalties, and $9.7 million of advisory and other transaction costs) incurred in the third quarter of 2016, and $1.0 million of acquisition costs in the third quarter of 2015, adjusted FFO per fully diluted common share was $1.34 and $1.32 for the quarters ended September 30, 2016 and 2015, respectively. The quarter ended September 30, 2016 earnings and adjusted FFO include approximately $0.05 per share of dilution resulting from the early issuance of 6.9 million shares of common stock and $600 million of long term debt to fund the LifeStorage, L.P. acquisition.

The Company is initiating, and expects to continue to provide on a quarterly basis, a supplemental information package containing detailed operating and financial information. The supplement can be found on the investor relations page of the Company’s website under Financial Information > Quarterly Earnings.

During the quarter the Company incurred unexpected charges that impacted the quarter’s results, including flooding that caused the temporary closing of two stores in Louisiana and one in Missouri, an increase in move-in incentives in Houston and other markets in order to increase occupancy ahead of the slower rental season, and higher than expected legal costs associated with the defense of a class action claim in New Jersey.

OPERATIONS:

Total revenues increased 33.9% over last year’s third quarter while operating costs increased 37.4%, resulting in an NOI increase of 32.3%.

Revenues for the 417 stabilized stores wholly owned by the Company since December 31, 2014 increased 4.5% from those of the third quarter of 2015, the result of a 30 basis point increase in average occupancy, a 3.7% increase in rental rates and increases in tenant insurance administrative fees.

Same store operating expenses increased 1.8% for the third quarter of 2016 compared to the prior year period. Higher property taxes and maintenance expenses were offset by reductions in utility costs, advertising, and insurance expense.

Consequently, same store NOI this period increased 5.8% over the third quarter of 2015.

General and administrative expenses increased by approximately $1.5 million over the same period in 2015. Increases in personnel costs associated with operating 118 more stores during the quarter than at this time last year, and higher legal fees related to the aforementioned lawsuit were the reason for the higher than expected expense.

During the third quarter of 2016, the Company experienced same store revenue growth in 28 of its 29 major markets in the same store pool. Overall, the markets with the strongest revenue impact include Downstate NY/NJ; Atlanta, GA; and all Florida markets, particularly Miami and Tampa.

PROPERTIES:

On July 15, 2016, the Company completed its acquisition of LifeStorage, L.P. for approximately $1.3 billion. This transaction added 83 wholly owned stores to the Company’s portfolio, and four third-party managed locations.

In addition to the LifeStorage portfolio, the Company acquired three other stores during the quarter: one in Denver, CO; one in Ft. Myers, FL; and a certificate of occupancy property in Charleston, SC. The properties total approximately 205,000 sq. ft. and the combined purchase price of the properties was $28.0 million.

While the Company entered into no new purchase agreements during the quarter, it remains in contract on three certificate of occupancy stores, anticipated to close at various dates between the fourth quarter of 2016 and the fourth quarter of 2017. Two of these properties are located in Chicago, IL and one is in Charlotte, NC. The combined purchase price is approximately $31.0 million. It also expects to purchase a stabilized property in Orlando, FL in November at a cost of $9.8 million.

As part of the LifeStorage acquisition, the Company assumed contracts for three certificate of occupancy stores in Austin, TX at a cost of $44.8 million. These stores are expected to be delivered in 2017.

CAPITAL TRANSACTIONS:

Illustrated below are key financial ratios at September 30, 2016:

- Debt to Enterprise Value (at $88.94/share)	28.5%
- Debt to Book Cost of Storage Facilities	39.3%
- Debt to Annualized EBITDA	5.2x
- Debt Service Coverage	5.6x

At September 30, 2016, the Company had approximately $16.1 million of cash on hand, and $260 million available on its line of credit.

On July 21, the Company issued $200 million of 12 year notes at an interest rate of 3.67%.

In July, the Company issued approximately 27,059 shares at a price of $103.62 through its Dividend Reinvestment Plan.

COMMON STOCK DIVIDEND:

Subsequent to quarter-end, the Company’s Board of Directors approved a quarterly dividend of $0.95 per share or $3.80 annualized.

YEAR 2016 EARNINGS GUIDANCE:

The following assumptions covering operations have been utilized in formulating guidance for the fourth quarter and full year 2016:

Same Store Projected Increases Over 2015
	4Q 2016	Full Year 2016
Revenue	4.0 – 4.5%	5.0 – 6.0%
Operating Costs (excluding property taxes)	2.5 – 3.5%	1.0 – 2.0%
Property Taxes	11.5 – 12.5%	6.5 – 7.5%
Total Operating Expenses	5.5 – 6.5%	2.5 – 3.5%
Net Operating Income	3.0 – 4.0%	6.0 – 7.0%

The Company’s 2016 same store pool consists of the 417 stabilized stores owned since December 31, 2014 (three stores impacted by flooding were removed from the same store pool in the third quarter). The stores purchased in 2014 at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the first year after the stores achieve 80% sustained occupancy using market rates and incentives.

The Houston market is expected to comprise approximately 9.1% of the 2016 forecasted NOI of the Company’s wholly owned stores. The fourth quarter forecast for the 41 same store pool of properties in the Company’s Houston market includes flat to negative revenue growth compared to the prior year fourth quarter of 0.0% to (2.0%), operating expense increases of 10.0% – 10.5% (inclusive of a 19.4% projected increase in property taxes), resulting in negative NOI growth of between (6.5%) and (7.5%).

The Company plans to complete $25 – $30 million of expansions in 2016, and expects to incur up to $22 million in costs pertaining to the rebranding of Uncle Bob’s Self Storage to Life Storage. The rebranding process commenced during August, 2016 and will proceed on a market by market basis through its expected completion in April, 2017.

The Company has assumed an additional $10 million of accretive acquisitions in the fourth quarter of 2016. Per share FFO guidance is projected after adding back third party acquisition costs. Purchases of these additional properties are expected to be funded via draws on its line of credit which carries an interest rate of LIBOR plus 1.10%.

At the conclusion of 2015, the Company operated six self-storage facilities that it acquired during 2014 and 2015 upon issuance of certificate of occupancy or in the early stages of lease-up. It also acquired one each in Phoenix, AZ and Miami, FL in February 2016, one in Los Angeles, CA in March 2016 and one in Charleston, SC in July 2016. Further, it is under contract to acquire six more such certificate of occupancy facilities at various dates later in 2016 and 2017 including three locations contracted by the previous owners of LifeStorage, L.P. Upon acquisition, these properties have insufficient rental revenue to cover operating costs; accordingly, for the first 24 to 36 months of operation, ownership of these facilities is dilutive to earnings and FFO per share. The Company expects that during the fourth quarter of 2016, it will incur such dilution to the extent of $0.01 to $0.03 per share due to the aforementioned acquisitions.

Annual general and administrative expenses are expected to be approximately $43 – $44 million. The increase over the prior year is primarily due to the need for additional personnel required for recent acquisitions.

As a result of the above assumptions, management expects adjusted funds from operations for the full year 2016 to be approximately $5.19 to $5.21 per share, and between $1.30 and $1.34 per share for the fourth quarter of 2016.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to enter new markets where it has little or no operational experience; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its Third Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, November 3, 2016. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 877.737.7051 (domestic) or 201.689.8878 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com/.

The webcast will be archived for 90 days; a telephone replay will also be available for 72 hours by calling 877.660.6853 and entering conference ID 13646921.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates more than 650 self storage facilities in 29 states under the names Life Storage and Uncle Bob’s Self Storage. For more information, visit http://invest.lifestorage.com/.

Life Storage, Inc.
6467 Main St., Buffalo, NY 14221
(716) 633-1850

LIFE STORAGE, INC.
BALANCE SHEET DATA

	September 30,
	2016	December 31,
(dollars in thousands)	(unaudited)	2015
Assets
Investment in storage facilities:
Land	$785,866	$480,176
Building, equipment and construction in progress	3,416,823	2,011,526
	4,202,689	2,491,702
Less: accumulated depreciation	(513,716)	(465,195)
Investment in storage facilities, net	3,688,973	2,026,507
Cash and cash equivalents	16,146	7,032
Accounts receivable	5,973	6,805
Receivable from joint venture	747	929
Investment in joint venture	66,667	62,520
Prepaid expenses	7,772	5,431
Fair value of interest rate swap agreements	-	550
Intangible asset - in-place customer leases (net of accumulated
amortization of $37,410 in 2016 and $21,017 in 2015)	38,044	1,303
Trade name	16,500	-
Other assets	7,294	7,745
Total Assets	$3,848,116	$2,118,822

Liabilities
Line of credit	$240,000	$79,000
Term notes, net	1,387,119	746,650
Accounts payable and accrued liabilities	62,155	47,839
Deferred revenue	9,996	7,511
Fair value of interest rate swap agreements	19,248	15,343
Mortgages payable	10,134	1,993
Total Liabilities	1,728,652	898,336

Noncontrolling redeemable Operating Partnership Units at redemption value	17,996	18,171

Equity
Common stock	464	367
Additional paid-in capital	2,343,581	1,388,343
Accumulated deficit	(214,703)	(171,980)
Accumulated other comprehensive loss	(27,932)	(14,415)
Total Shareholders' Equity	2,101,410	1,202,315
Noncontrolling interest in consolidated subsidiary	58	-
Total Equity	2,101,468	1,202,315
Total Liabilities and Equity	$3,848,116	$2,118,822

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	July 1, 2016	July 1, 2015	January 1, 2016	January 1, 2015
	to	to	to	to
(dollars in thousands, except share data)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Revenues
Rental income	$118,319	$88,066	$308,655	$250,439
Other operating income	7,893	5,838	20,782	16,780
Management fee income	1,589	1,524	4,492	4,344
Total operating revenues	127,801	95,428	333,929	271,563

Expenses
Property operations and maintenance	28,382	20,954	74,396	61,001
Real estate taxes	13,102	9,247	34,670	27,311
General and administrative	10,909	9,367	31,486	28,459
Acquisition related costs	25,220	1,046	29,297	2,415
Operating leases of storage facilities	-	-	-	683
Depreciation and amortization	27,908	13,954	59,573	40,734
Amortization of in-place customer leases	13,497	717	16,509	2,703
Total operating expenses	119,018	55,285	245,931	163,306

Income from operations	8,783	40,143	87,998	108,257

Other income (expense)
Interest expense (A)	(14,647)	(9,419)	(32,024)	(27,796)
Interest expense - acquisition bridge loan commitment fee	-	-	(7,329)	-
Interest income	13	1	56	4
Gain (loss) on sale of real estate	-	-	15,270	(7)
Equity in income of joint ventures	882	936	2,795	2,436

Net (loss) income	(4,969)	31,661	66,766	82,894
Noncontrolling interests in the Operating Partnership	21	(157)	(317)	(407)
Noncontrolling interests in consolidated subsidiaries	210	-	609	-
Net (loss) income attributable to common shareholders	$(4,738)	$31,504	$67,058	$82,487

(Loss) earnings per common share attributable to common shareholders - basic	$(0.10)	$0.88	$1.59	$2.35

(Loss) earnings per common share attributable to common shareholders - diluted	$(0.10)	$0.88	$1.58	$2.33

Common shares used in basic
(loss) earnings per share calculation	46,139,079	35,700,375	42,176,762	35,135,946

Common shares used in diluted
(loss) earnings per share calculation	46,139,079	35,917,105	42,414,623	35,358,332

Dividends declared per common share	$0.95	$0.85	$2.75	$2.35

(A) Interest expense for the period ending September 30 consists of the following
Interest expense	$14,136	$9,123	$30,807	$26,908
Amortization of debt issuance costs	511	296	1,217	888
Total interest expense	$14,647	$9,419	$32,024	$27,796

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (2) - (unaudited)

	July 1, 2016	July 1, 2015	January 1, 2016	January 1, 2015
	to	to	to	to
(dollars in thousands, except share data)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Net (loss) income attributable to common shareholders	$(4,738)	$31,504	$67,058	$82,487
Noncontrolling interests in the Operating Partnership	(21)	157	317	407
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	41,024	14,430	74,913	42,649
Depreciation and amortization from unconsolidated joint ventures	738	610	1,891	1,845
Gain (loss) on sale of real estate	-	-	(15,270)	7
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(164)	(231)	(593)	(625)
Funds from operations available to common
shareholders	36,839	46,470	128,316	126,770
FFO per share - diluted	$0.79	$1.29	$3.03	$3.59

Adjustments to FFO
Acquisition costs expensed	25,220	1,046	29,297	2,415
Interest expense - acquisition bridge loan commitment fee	-	-	7,329	-
Operating leases straight line rent adjustment	-	-	-	146
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	(112)	(5)	(165)	(12)
Adjusted funds from operations available to common
shareholders	61,947	47,511	164,777	129,319
Adjusted FFO per share - diluted	$1.34	$1.32	$3.88	$3.66

Common shares - diluted	46,353,344	35,917,105	42,414,623	35,358,332

QUARTERLY SAME STORE DATA (3) * 417 mature stores owned since 12/31/14 (unaudited)	July 1, 2016	July 1, 2015
	to	to		Percentage
(dollars in thousands)	September 30, 2016	September 30, 2015	Change	Change

Revenues:
Rental income	$87,271	$83,702	$3,569	4.3%
Tenant insurance	3,316	2,892	424	14.7%
Other operating income	1,546	1,556	(10)	-0.6%
Total operating revenues	92,133	88,150	3,983	4.5%

Expenses:
Payroll and benefits	7,391	7,290	101	1.4%
Real estate taxes	9,102	8,769	333	3.8%
Utilities	3,315	3,378	(63)	-1.9%
Repairs and maintenance	3,198	3,008	190	6.3%
Office and other operating expense	2,983	2,880	103	3.6%
Insurance	990	1,103	(113)	-10.2%
Advertising & yellow pages	266	332	(66)	-19.9%
Internet marketing	1,427	1,416	11	0.8%
Total operating expenses	28,672	28,176	496	1.8%

Net operating income (1)	$63,461	$59,974	$3,487	5.8%

QTD Same store move ins	42,720	42,238	482

QTD Same store move outs	44,598	46,977	(2,379)

OTHER COMPARABLE QUARTERLY SAME STORE DATA * (unaudited)	July 1, 2016	July 1, 2015
	to	to		Percentage
	September 30, 2016	September 30, 2015	Change	Change
Stores owned since 12/31/13 (389 stores)
Revenues	$84,311	$80,838	$3,473	4.3%
Expenses	26,035	25,574	461	1.8%
Net operating income	$58,276	$55,264	$3,012	5.5%

Stores owned since 12/31/12 (374 stores)
Revenues	$78,905	$75,654	$3,251	4.3%
Expenses	24,419	23,807	612	2.6%
Net operating income	$54,486	$51,847	$2,639	5.1%

* See exhibit A for supplemental quarterly same store data.

YEAR TO DATE SAME STORE DATA (3) * 417 mature stores owned since 12/31/14 (unaudited)	January 1, 2016	January 1, 2015
	to	to		Percentage
(dollars in thousands)	September 30, 2016	September 30, 2015	Change	Change

Revenues:
Rental income	$254,365	$241,300	$13,065	5.4%
Tenant insurance	9,681	8,428	1,253	14.9%
Other operating income	4,445	4,501	(56)	-1.2%
Total operating revenues	268,491	254,229	14,262	5.6%

Expenses:
Payroll and benefits	22,136	21,502	634	2.9%
Real estate taxes	27,692	26,307	1,385	5.3%
Utilities	8,611	9,202	(591)	-6.4%
Repairs and maintenance	9,627	9,899	(272)	-2.7%
Office and other operating expense	8,774	8,381	393	4.7%
Insurance	3,045	3,308	(263)	-8.0%
Advertising & yellow pages	845	1,034	(189)	-18.3%
Internet marketing	4,782	4,294	488	11.4%
Total operating expenses	85,512	83,927	1,585	1.9%

Net operating income (1)	$182,979	$170,302	$12,677	7.4%

YTD Same store move ins	125,777	130,843	(5,066)

YTD Same store move outs	119,797	123,916	(4,119)

OTHER DATA - unaudited	Same Store (3)		All Stores (4)
	2016	2015	2016	2015

Weighted average quarterly occupancy	92.3%	92.0%	90.9%	91.5%

Occupancy at September 30	91.9%	91.4%	90.3%	90.6%

Rent per occupied square foot	$13.38	$12.90	$13.40	$12.79

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the nine months ended September 30, 2016:

Beginning balance	$2,491,702
Property acquisitions	1,695,752
Improvements and equipment additions:
Expansions	18,343
Roofing, paving, and equipment:
Stabilized stores	14,389
Recently acquired stores	5,550
Additions to consolidated subsidiary	2,164
Change in construction in progress (Total CIP $11.9 million)	4,919
Dispositions and Impairments	(30,130)
Storage facilities at cost at period end	$4,202,689

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	September 30, 2016	September 30, 2015

Management and administrative salaries and benefits	6,057	5,787
Training	386	235
Call center	596	484
Uncle Bob's Management costs	99	77
Income taxes	232	616
Legal, accounting and professional	1,063	490
Other administrative expenses (5)	2,476	1,678
	$10,909	$9,367

Net rentable square feet	September 30, 2016
Wholly owned properties	39,364,024
Joint venture properties	5,191,293
Third party managed properties	1,523,455
	46,078,772

	September 30, 2016	September 30, 2015

Common shares outstanding	46,396,450	36,168,440
Operating Partnership Units outstanding	196,008	178,866

(1) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(2) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Does not include unconsolidated joint venture stores or other stores managed by the Company

(5) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

CONTACT:
Life Storage, Inc.
Diane Piegza, Vice President Investor Relations & Community Affairs
716-650-6115